UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 18, 2007

ENTERCOM COMMUNICATIONS CORP.
(Exact Name of Registrant as Specified in Charter)

Pennsylvania	001-14461	23-1701044
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

401 City Avenue, Suite 809
Bala Cynwyd, Pennsylvania	19004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (610) 660-5610

(Former Address of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement

New Senior Secured Credit Facility

On June 18, 2007, Entercom Communications Corp. (the “Company”) entered into a Credit Agreement by and among Entercom Radio, LLC (a wholly owned subsidiary of the Company), as the borrower, the Company, Bank of America, N.A., as administrative agent and letter of credit issuer, JPMorgan Chase Bank N.A, as syndication agent and the lender parties thereto (the “Credit Agreement”).  The following is a summary description of the material terms of the Credit Agreement and by its nature is incomplete.  For further information regarding the terms and conditions of the Credit Agreement, reference is made to the complete text of the Credit Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2007.

The Credit Facility.  The Credit Agreement provides for a new senior secured credit facility of $1,050 million including a Term A loan in an aggregate principal amount of $400 million and a revolving credit facility in an aggregate principal amount of $650 million.  Under certain circumstances, the amount available under the Credit Agreement can be increased by $500 million.

Initial Borrowings.  The initial borrowings under the Credit Agreement were $552 million consisting $400 million in a Term A loan and $152 million under the revolving credit facility. The initial borrowings under the Credit Agreement were used to refinance the Company’s prior bank facility.  As of the Closing Date, approximately $552 million of principal was outstanding.

Guarantors.  The Company and each direct or indirect subsidiary of the Company has guaranteed Entercom Radio, LLC’s (the borrower) obligations under the Credit Agreement.  Such obligations are secured by the equity interests of each direct or indirect subsidiary of the Company.  The agreement includes a mechanism for certain unrestricted subsidiaries which are not required to be guarantors.  As of the closing date of the Credit Agreement, the Company had no unrestricted subsidiaries.

Interest Rates and Fees.  The interest rates per annum applicable to amounts outstanding under the Term A loan and revolving credit facility are, at the Company’s option, either: (i) the Base Rate plus the Applicable Rate; or (ii) the Eurodollar Rate plus the Applicable Rate.  The Base Rate is the higher of: (a) the Federal Funds Rate plus 0.500%; or (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate.”  The Eurodollar Rate is the rate per annum equal to the British Bankers Association LIBOR Rate.  The Applicable Rate is determined on a quarterly basis based on the leverage ratio of the Company and its subsidiaries for the preceding four fiscal quarters.  The Applicable Rate for Eurodollar Rate loans ranges from 0.500% to 1.125% and for Base Rate Loans from 0.000% to 0.125%.  The Credit Agreement also provides for an unused line fee on the maximum principal amount undrawn under the revolving credit facility ranging from 0.25% to 0.35% determined on a quarterly basis based on the consolidated leverage ratio of the Company and its subsidiaries for the preceding four fiscal quarters.

Financial Covenants.  The Credit Agreement provides for the following financial covenants: (i) the Leverage Ratio (as defined in the Credit Agreement) shall not exceed 6.00 to 1.00; and (ii) the Interest Coverage Ratio (as defined in the Credit Agreement) shall not be less than 2.00 to 1.00.

Other Covenants.  The Credit Agreement provides for certain affirmative covenants including covenants relating to: payment of certain obligations; preservation of existence; maintenance of properties; maintenance of insurance; compliance with laws; books and records; inspection rights; use of proceeds; additional guarantors; FCC consents; collateral; and further assurances.  In addition, the Credit

Agreement provides for certain negative covenants including covenants relating to: liens; investments; indebtedness; fundamental changes; dispositions; restricted payments; acquisitions; changes in the nature of business; transactions with affiliates; negative pledges; use of proceeds; amendments of material documents and agreements; license subsidiaries; senior subordinated notes; sale leaseback transactions; and unrestricted subsidiaries.

Term A Maturity.  Subject to certain mandatory and discretionary repayment obligations, the Company is required to repay the Term A loan as follows:

Date	Amount
The Last Business Day of the Following Months:
September 2009, December 2009, March 2010 and June 2010	$15,000,000
September 2010, December 2010, March 2011 and June 2011	$25,000,000
September 2011, December 2011, March 2012 and June 2012	$60,000,000

Use of Proceeds.  Borrowings under the Credit Agreement may be used: (i) to refinance existing indebtedness under the Company’s prior Credit Agreement and under the Company’s Senior Subordinated Notes, (ii) for capital expenditures, (iii) for working capital, (iv) for repurchases of equity interests and to make dividends as permitted by the terms of this Agreement, (v) to finance permitted acquisitions and investments, (vi) to pay fees and expenses related to the refinance transaction, and (vii) for other general corporate purposes not in contravention of any law or of any loan document.

Events of Default.  The Credit Agreement contains customary events of default, including events of default relating to: non-payment; covenants defaults; representations and warranties; cross defaults;  insolvency proceedings; inability to pay debts; judgments; ERISA-related events; invalidity of loan documents; failure to comply with FCC; change of control and unrestricted subsidiaries.

Item 1.02 Termination of a Material Definitive Agreement.

On June 18, 2007, Entercom Communications Corp. (the “Company”) repaid in full and terminated that certain First Amended and Restated Credit Agreement by and among Entercom Radio, LLC, as the borrower, the Company, KeyBank National Association, as administrative agent and letter of credit issuer, Bank of America, N.A., as syndication agent, JPMorgan Chase Bank as co-documentation agent, and the lender parties thereto.  Approximately $552 million of secured loans was repaid in full with the proceeds of the Company’s new credit facility described in Item 1.01 of this Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Form 8-K concerning the Company’s new senior secured credit facility is hereby incorporated into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entercom Communications Corp.

	By:	/s/ Stephen F. Fisher
Stephen F. Fisher
Executive Vice President and
Chief Financial Officer
Dated: June 19, 2007